Exhibit (99)A.

Change of Control Offer

Terms for Certain Debt Securities

Target Corporation (the “Company”) may from time to time issue one or more series of debt securities pursuant to the Indenture dated as of August 4, 2000 between the Company and The Bank of New York Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A. (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 1, 2007 (the “Indenture”).

The terms of a particular series of debt securities may provide that the Company is required to make a change of control offer to the holders of such debt securities if a change of control triggering event occurs.  If the terms of a series of debt securities include a change of control provision, the following terms will apply to such series of debt securities unless the applicable offering documents, such as a free writing prospectus or preliminary or final prospectus supplement, for such series of debt securities (the “Offering Documents”) provide otherwise.

If a change of control triggering event occurs, unless the Company has exercised any option to redeem the series of debt securities, the Company will be required to make an offer (the “change of control offer”) to each holder of the series of debt securities to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that holder’s debt securities on the terms set forth in such debt securities. In the change of control offer, the Company will be required to offer payment in cash equal to a specified percentage of the aggregate principal amount of the series of debt securities repurchased as provided in the applicable Offering Documents, plus accrued and unpaid interest, if any, on the series of debt securities repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at the Company’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the series of debt securities describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the series of debt securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.  As used herein, a “holder” of debt securities refers to the person in whose name such debt securities are registered in the security register.

On the change of control payment date, the Company will, to the extent lawful:

•                  accept for payment all debt securities of the series or portions of debt securities of the series properly tendered pursuant to the change of control offer;

•                  deposit with the applicable paying agent an amount equal to the change of control payment in respect of all debt securities of the series or portions of debt securities of the series properly tendered; and

•                  deliver or cause to be delivered to the Trustee the debt securities of the series properly accepted together with an officers’ certificate stating the aggregate principal amount of debt securities of the series or portions of debt securities of the series being repurchased.

The Company will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all debt securities of the series properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any debt securities of the series if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the series of debt securities as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the series of debt securities, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the series of debt securities by virtue of any such conflict.

For purposes of the change of control offer provisions of any series of debt securities, the following terms will be applicable with respect to such series of debt securities:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than the Company or one of its subsidiaries); or (3) the first day on which a majority of the members of the Company’s Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the series of debt securities was issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the series of debt securities or fails to make a rating of such debt securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the series of debt securities is lowered by each of the rating agencies and such debt securities are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of such debt securities is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the Company’s intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.